Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of January 13, 2011, by and among American Surgical Holdings, Inc., a Delaware corporation (the “Company”), AH Holdings, Inc., a Delaware corporation (the “Parent”), and AH Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of the Parent (the “Merger Sub”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger as of December 20, 2010 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub has agreed to merge with and into the Company; and

WHEREAS, the Parties have determined that it is in their best interest to amend the Merger Agreement to clarify the definition of EBITDA.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. Defined terms used herein shall have the meanings set forth in the Merger Agreement.

2. EBITDA Definition. The following sentence shall be added as the last sentence of the defined term “EBITDA” in Section 8.13.

“EBITDA will be calculated using the same assumptions and adjustments (to the extent applicable) and the same guidance used to calculate the stated EBITDA of the Company ($7.12 million) for the year ended December 31, 2009 pursuant to Great Point Partners I, L.P.’s “quality of earnings” analysis.”

3. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

5. Validity of Merger Agreement; Entire Agreement. Except as otherwise modified by this Amendment, the terms of the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended by this Amendment (including any exhibits hereto and the agreements referred to therein or contemplated thereby) and the GPP Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, including the Letter of Intent between the Company and Great Point Partners I, L.P., dated March 16, 2010, which shall terminate and be of no further force and effect.

6. Severability. In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN SURGICAL HOLDINGS, INC.

By:	/s/ Zak W. Elgamal
Name: Zak W. Elgamal
Title: Chief Executive Officer

AH HOLDINGS, INC.

By:	/s/ Adam B. Dolder
Name: Adam B. Dolder
Title: Secretary

AH MERGER SUB, INC.

By:	/s/ Adam B. Dolder
Name: Adam B. Dolder
Title: Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT & PLAN OF MERGER]